Exhibit 99.1

Contact:	Pete De Spain
Sr. Director, Investor Relations &
Corporate Communications
(858) 792-3729
pete.despain@marshalledwardsinc.com

MARSHALL EDWARDS ADDS FORMER GENENTECH HEAD OF MEDICAL AFFAIRS

ROBERT MASS AS CHIEF MEDICAL OFFICER

Company Approves Grant Under Nasdaq Rule 5635

San Diego – June 2, 2011 – Marshall Edwards, Inc. (Nasdaq: MSHL), an oncology company focused on the clinical development of novel therapeutics targeting cancer metabolism, announced today the appointment of Robert Mass, M.D., as Chief Medical Officer. Dr. Mass joins Marshall Edwards after more than a decade at Genentech, where he played a leading role in the clinical development of blockbuster oncology drugs Herceptin®, Tarceva® and Avastin®. Dr. Mass has served as a consultant for Marshall Edwards since October 2010.

“Dr. Mass is the ideal choice to be Marshall Edwards’ Chief Medical Officer,” said Daniel P. Gold, Ph.D., President and Chief Executive Officer. “He brings incomparable expertise in all facets of oncology drug development, from creating an efficient clinical development strategy to managing multiple concurrent trials to effectively communicating with the FDA. In addition, Dr. Mass further bolsters our oncology presence with invaluable, hands-on experience treating patients. His appointment, combined with the recent closing of our private placement and asset purchase transactions, positions us very well as we prepare for the next phase of development.”

Dr. Mass has more than 20 years of experience as a medical oncologist in both clinical practice and clinical drug development. He held a number of leadership positions at Genentech from 1998 to 2009, most recently as Head of Medical Affairs, BioOncology, a position created to strategically integrate and optimize all of the non-sponsored clinical programs within the company’s oncology portfolio. He also served on the Executive Development Review Committee at Genentech, which was responsible for the review and approval of all sponsored clinical programs across the company’s therapeutic portfolio. Previously he served as clinical science leader for Herceptin from 1999 to 2002, Tarceva from 2002 to 2003, and Avastin, currently the leading oncology therapeutic worldwide, from 2003 to 2007. Prior to joining Genentech, he practiced Hematology and Medical Oncology from 1988 to 1998. Dr. Mass earned his bachelor’s degree in economics from Tufts University and his medical degree from Oregon Health & Science University. He is certified by the American Board of Internal Medicine in both Internal Medicine and Medical Oncology.

The Company also announced the approval of non-qualified stock option grants to Dr. Mass in accordance with Nasdaq Listing Rule 5635(c)(4).

On June 1, 2011, the Company agreed to grant Dr. Mass options to purchase 177,620 shares of the Company’s common stock with an exercise price per share equal to the closing price of the Company’s common stock on June 1, 2011.

Of Dr. Mass’s options, 25% will vest one year from the date he commenced employment with the Company, and the remaining 75% of Dr. Mass’s options will vest in equal monthly installments over the following 36 months. In the event of a Change in Control of the Company, as defined in Dr. Mass’s employment agreement with the Company, Dr. Mass’s options will become fully vested. The grants are outside the Company’s 2008 Omnibus Stock Incentive Plan and were awarded to Dr. Mass in accordance with his acceptance of employment with the Company.

In addition to certain customary anti-dilution provisions, the Company has agreed in the Employment Letter, as an additional anti-dilution measure, that until June 1, 2012, upon the occurrence of an event that reduces the level of Dr. Mass’s equity interest in the Company, the Board of Directors will take such actions as may be necessary to restore Dr. Mass’s equity interest to the level as in effect before such event.

About Marshall Edwards

Marshall Edwards, Inc. (Nasdaq: MSHL) is a San Diego-based oncology company focused on the clinical development of novel anti-cancer therapeutics. The Company’s lead programs focus on two families of small molecules that result in the inhibition of tumor cell metabolism. The first and most advanced is a NADH oxidase inhibitor program that includes lead drug candidate NV-143. The second is a mitochondrial inhibitor program that includes NV-128 and its next-generation candidate NV-344. Both programs are expected to advance into the clinic in 2011. For more information, please visit www.marshalledwardsinc.com.

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Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical trials and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.